Exhibit 99.1

NEWS RELEASE For Immediate Distribution	Company Contact: Jackie Cossmon 408-616-7220 ir@XenoPort.com

XenoPort Provides Updates on XP23829 Development and HORIZANT Performance Highlights

SANTA CLARA, CA – January 12, 2014 – XenoPort (Nasdaq: XNPT) today reported an update on XP23289 development, including feedback from the U.S. Food and Drug Administration (FDA) on the potential development plans, and XenoPort’s progress on commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets.

XenoPort reported today that it received feedback from the FDA Division of Neurology Products regarding potential development plans for XP23829 as a potential treatment for patients with relapsing forms of multiple sclerosis (MS). Based on the feedback, XenoPort believes that the FDA would allow XenoPort to initiate potential Phase 3 clinical development using XP23829 doses that produce monomethyl fumarate (MMF) exposure similar to that produced by the approved dose of TECFIDERA (dimethyl fumarate). The FDA encouraged the exploration of multiple doses of XP23829 to assess the potential advantages of doses that produced either higher or lower MMF exposure. The FDA also provided responses to the company’s questions about its proposed development strategies to support the potential submission of a New Drug Application (NDA) to the FDA under Section 505(b)(2). XenoPort believes that the FDA will require additional information on XP23829 before determining the applicability of the Section 505(b)(2) pathway. XenoPort will continue discussions with the FDA regarding what information could potentially be referenced in a Section 505(b)(2) NDA.

XenoPort also indicated that its plans for 2014 include the submission of an Investigational New Drug (IND) application to the FDA Division of Dermatology for XP23829 as a potential treatment for moderate-to-severe plaque psoriasis. XenoPort plans to initiate a Phase 2 clinical trial of XP23829 in patients with moderate-to-severe plaque psoriasis by mid-2014.

Ronald W. Barrett, PhD, chief executive officer of XenoPort, stated, “We remain focused on advancing the development of XP23829. We believe that the results of the planned Phase 2 psoriasis study will guide selection of doses for potential Phase 3 trials for both psoriasis and relapsing forms of MS. Given its unique attributes, we intend to develop XP23829 with the objective of differentiating XP23829 from other products for psoriasis and relapsing forms of MS, most likely using the Section 505(b)(1) pathway.”

XenoPort also reported today its progress in the commercialization of HORIZANT since it began its promotional efforts on June 1, 2013. XenoPort’s efforts are focused on physician specialists and patients within 40 U.S. geographic territories. Based on a variety of metrics, XenoPort believes it has made substantial progress in enhancing the value of the HORIZANT business.

Dr. Barrett continued, “Based on our current operating plan, and assuming continued HORIZANT sales growth comparable to what we’ve experienced since we started commercializing HORIZANT, we believe that net sales of HORIZANT will exceed the sum of cost of product sold and selling, advertising and promotional expenses by the end of 2014, and that the HORIZANT business will reach break-even and turn profitable by the end of 2015. We believe that our recent promotional initiatives and future efforts to enhance patient access to HORIZANT could further increase HORIZANT sales, which could accelerate the time to potential profitability.”

Dr. Barrett concluded, “The total cost of developing XP23829 will require additional resources regardless of whether or not our development efforts are partnered. If our development efforts are partnered, we believe XenoPort’s share of potential XP23829 profits would likely depend on the degree to which we participate in the future funding of its development. Importantly, we believe the HORIZANT business has the potential to become a mechanism to help fund development of XP23829. We plan to evaluate our progress against our HORIZANT commercialization objectives and to continue to determine the optimal approach to meet our goal of maximizing enterprise value.”

HORIZANT Performance Highlights

Prescription Data/Prescribers

•	The nationwide total HORIZANT prescriptions and prescribed pill count for the 13 weeks ending December 20, 2013 increased 23% and 26%, respectively, over the previous 13 weeks.

•	In the 40 territories where XenoPort is promoting HORIZANT, total prescriptions and prescribed pills for the 13 weeks ending December 20, 2013 increased by 36% and 40%, respectively, over the previous 13 weeks, versus no growth in non-promoted territories.

•	From June 2013 through November 2013, there were approximately 2,093 first-time HORIZANT prescribers.

Patient Education Initiatives

•	In October 2013, XenoPort initiated a digital direct-to-consumer (DTC) educational program focused on restless legs syndrome (RLS) information seekers located within the 40 territories where XenoPort is promoting HORIZANT. This DTC initiative has resulted in over 500,000 visits to the HORIZANT consumer education web page. The number of website visits in the fourth quarter of 2013 increased more than 20-fold compared with the third quarter of 2013.

Market Access

•	In November 2013, approximately 70% of HORIZANT prescriptions were from commercially insured patients and approximately 21% of HORIZANT prescriptions were from Medicare Part D patients. The remaining HORIZANT prescriptions were from cash, Medicaid and other forms of reimbursement.

•	In November 2013, about 67% of commercially insured patients had unrestricted access to HORIZANT. Approximately 75% of HORIZANT prescriptions written for commercially insured patients were successfully filled.

•	In November 2013, about 9% of Medicare Part D covered patients had unrestricted access to HORIZANT. Approximately 61% of HORIZANT prescriptions written for Medicare Part D patients were successfully filled.

•	In June 2013, XenoPort introduced a HORIZANT co-pay assistance card directed at commercially insured patients with high co-pay insurance coverage. From June through November 2013, the HORIZANT co-pay assistance cards were used to fill approximately 10% of total commercial prescriptions.

Vince Angotti, chief operating officer of XenoPort, stated, “Since re-acquiring HORIZANT rights, we believe we have made progress in demonstrating that the prior commercial performance of HORIZANT was not representative of its market potential. Despite a product stock-out immediately prior to XenoPort’s launch of HORIZANT, both the total number and the trajectory of growth of prescribed tablets have achieved all-time highs. This was accomplished within six months with substantially fewer resources applied by XenoPort than were provided by the preceding marketer. We believe that the data to date indicate a positive response to our promotional efforts. Our objective for 2014 is to continue to grow HORIZANT sales, enhance patient access and manage costs. We plan to closely monitor our progress against these objectives.”

HORIZANT Updates and Initiatives for 2014

In January 2014, HORIZANT 300 mg tablets will be available to pharmacies. HORIZANT 300 mg tablets are indicated for use in the dosing of adults with impaired renal function who are taking HORIZANT. The wholesale acquisition cost (WAC) for a bottle of 30 tablets of 300 mg or 600 mg of HORIZANT is currently $162.07.

In January 2014, XenoPort initiated a program to assist healthcare providers with reimbursement matters and will continue its co-pay assistance program. It also plans to contract where appropriate to enhance patient access.

In the first quarter of 2014, XenoPort expects to announce the top-line results of an FDA-required, post-marketing study of low doses of HORIZANT for the treatment of moderate-to-severe primary RLS in adults. The study is being conducted by GlaxoSmithKline.

XenoPort expects that HORIZANT cost of product sold will benefit for the next several years from the gabapentin enacarbil inventory that was acquired as part of the termination agreement with its previous partner.

About HORIZANT

HORIZANT, discovered and developed by XenoPort, was approved in the United States in July 2011 for the treatment of moderate-to-severe primary RLS in adults and in June 2012 for the management of postherpetic neuralgia (PHN) in adults. XenoPort assumed responsibility for commercialization of HORIZANT in the United States in May 2013 after return of all product rights from its former partner. The most common adverse reactions for adult patients with moderate-to-severe primary RLS receiving HORIZANT were somnolence/sedation, dizziness, headache, nausea and fatigue. The most common adverse reactions for adult patients with PHN taking HORIZANT were dizziness, somnolence/sedation, headache, nausea and fatigue.

XenoPort initiated personal promotion to healthcare providers in June 2013 after resolving the product stock-out experienced by its former partner. XenoPort’s commercial efforts are focused on RLS and PHN prescribing specialists and patients within 40 territories.

HORIZANT is protected by a composition-of-matter patent that runs to 2022, with patent term extension likely into 2025.

About XP23829

XP23829, an experimental drug discovered and currently under development by XenoPort, is a fumaric acid ester compound that is a prodrug of MMF. Fumaric acid ester compounds have shown immuno-modulatory and neuroprotective effects in cell-based systems and preclinical models of disease. XenoPort has completed a single-dose, a multiple-ascending dose and single-dose radiolabeled metabolism and disposition trials of XP23829 in healthy subjects. It has also completed 13-week toxicology studies in three species. XP23829 is in the fumaric acid ester class of compounds that include TECFIDERA, which was approved in March 2013 by the FDA for the treatment of patients with relapsing forms of MS, and Fumaderm, which is approved in Germany and widely used for the treatment of patients with psoriasis.

XP23829 is protected by a composition-of-matter patent (U.S. Patent Number 8,148,414) that currently has an expiration date of 2029.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for psoriasis and/or relapsing forms of MS. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort’s pipeline of product candidates also includes potential treatments for patients with spasticity related to spinal cord injury and Parkinson’s disease. To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity and value proposition for HORZIANT; the XP23829 clinical development program, including the initiation or conduct of planned or potential future clinical trials and the timing thereof; the potential submission of an NDA to the FDA for XP23829 and related potential NDA pathways; the potential submission of an IND to the FDA for XP23829 for moderate-to-severe plaque psoriasis; the potential suitability of XP23829 as a treatment for moderate-to-severe plaque psoriasis and/or relapsing forms MS; the expected cost and financial resources required to develop XP23829 and related potential partnering efforts; the potential for HORIZANT to help fund development of XP23829; projections and estimates regarding future financial performance and HORIZANT growth potential, including the potential for the HORIZANT business to reach break-even and become profitable by the end of 2015, future potential HORIZANT sales growth, net sales and expense projections, and planned promotional efforts; the potential for

HORIZANT patent term extension; XenoPort’s expectations regarding the announcement of the results of the HORIZANT post-marketing study; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “achieve,” “believe,” “believes,” “could,” “encouraged,” “intend,” “initiate,” “likely,” “plan,” “potential,” “preparing,” “proposed,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements; XenoPort’s dependence on future collaborative partners; XenoPort’s need for and the availability of resources to develop XP23829 and support XenoPort’s operations; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of projected future financial performance and results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission on November 8, 2013. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

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